EXHIBIT 99.1


FOR IMMEDIATE RELEASE


E-LOAN Press Contact:                                E-LOAN Company Contact:
Laurie Logan                                         Tiffany Kelley
Cosmo Public Relations                               Public & Investor Relations
415/652-3385                                         925/560-2614
laurie@cosmo-pr.com                                  tiffanyk@eloan.com



                     E-LOAN, Inc. Reports GAAP Profitability

                 And Positive Cash Flow For Fourth Quarter 2001

                E-LOAN Reports Record Revenues of $19.5 million;
               Achieves Record Closed Loan Volume of $1.1 Billion;
             Achieves Record Mortgage And Home Equity Direct Margin;
                 Reaffirms GAAP Profitability Guidance for 2002;
                    Cash Balance Increases to $32.5 Million;
        9th Consecutive Quarter of Beating First Call Consensus Estimate

     Dublin,   Calif.  -  Jan.  24,  2002  -  E-LOAN,   Inc.   (Nasdaq:   EELN),
(www.eloan.com), a leading online lending company, today reported that it achieved GAAP profitability and its second consecutive quarter of positive cash flow in the fourth quarter ended December 31, 2001.

     Revenues for the fourth quarter of 2001 were $19.5 million, up 72 percent from the $11.3 million reported in the fourth quarter of 2000. GAAP net income for the fourth quarter of 2001 was $1.9 million or $0.04 per share basic and $0.03 per share diluted on 54.0 million basic and 59.7 million diluted shares. Net income included two non-recurring items; one is the acceleration of $1.8 million in a non-cash compensation charge related to the company's stock option plan and the other is a gain of $3.2 million on our cash sale of E-LOAN Japan to Softbank Finance Corp for $4.7 million. This compares with a net loss of ($20.7) million or ($0.39) per share basic and diluted on 53.4 million basic and diluted shares during the fourth quarter of 2000.

     "Putting 2001 in perspective, we answered two key questions about the E-LOAN business model," said Chris Larsen, E-LOAN's Chairman and CEO. "The first was whether E-LOAN's Internet technology based strategy would in fact achieve industry leading efficiency and, second, whether it could be profitable. We believe that we have demonstrated that our model is both efficient and profitable. In the third quarter, we attained a low cost leadership position, which we improved again this quarter, increasing our overall direct margin by six points to 46 percent of revenue. We also proved that our customer acquisition costs are very efficient by again beating our long-term marketing cost target of 25 percent of revenue. As we look to the year ahead, we will continue to strive for cost leadership and technological efficiency, but will focus more than ever on the E-LOAN purpose of fighting to make consumer lending not just more affordable, but enjoyable."

     "As we expected, we are beginning to see the mix of our business change as interest rate and economic conditions change," said Matt Roberts, E-LOAN's CFO. "It is precisely this kind of environment that enables us to demonstrate the strength of our diverse product strategy - auto, mortgage, and home equity - which we believe provides a unique macro hedge that, coupled with our low-cost producer strategy, improves our earnings stability throughout the economic cycle. We've already begun to see our bottom line results for this quarter reflect a more diverse revenue mix: less mortgage refinance contribution, more home equity and auto contribution. As a result, we expect our bottom line results for the first quarter to deliver similar results to the fourth quarter, but with a different revenue mix. As we look to the year ahead, we're pleased to reaffirm guidance for 2002: a profitable year with GAAP net income of between $8 and $11 million."

     Pro forma net income was $1.5 million, or $0.03 per share basic and diluted on 54.0 million basic shares and 59.7 million diluted shares, compared to a pro forma net loss of ($6.5) million or ($0.12) per share basic and diluted on 53.4 million basic and diluted shares for the same period last year. These results are $0.01 per share better than the First Call consensus estimate, which is based on pro forma results.

     As the difference between GAAP and pro forma has been eliminated, starting in 2002 E-LOAN will no longer report pro forma results. A reconciliation of pro forma results to GAAP results is provided in the attached Statement of Operations.


Q4'01 Loan Volume
-----------------

During the fourth quarter, we closed a record 11,410 loans with a value of $1.1 billion. We sold 10,958 loans with a value of $941.4 million.

Of that total, we sold 3,672 mortgage loans with a value of $764.6 million. The average loan size on E-LOAN funded and sold loans was approximately $225,000. Total loans closed were 4,254 with a value of $891.1 million, resulting in an increase of loans held for sale in the quarter.

We also sold 5,798 auto loans with a value of $111.3 million and an average loan size of $19,200. Total loans closed were 5,525 with a value of $105.4 million, resulting in a decrease of loans held for sale in the quarter.

Finally, we sold 1,488 home equity loans with a value of $65.5 million and an average loan size of $43,700. Total loans closed were 1,631 with a value of $70.2 million, resulting in an increase of loans held for sale in the quarter.


Discussion of Q4'01 Results
---------------------------

E-LOAN's revenues are primarily from the gain on sale of mortgage, auto, and home equity loans that we originate, fund and then sell on the secondary market. We also earn interest income on mortgage and home equity loans from time of funding through time of sale.

Revenues totaled $19.5 million, an increase of 72 percent compared to the $11.3 million in the same period last year, and up 16 percent compared to the $16.9 million in the prior quarter.

Of the total revenue, $12.8 million or 65 percent was non-interest mortgage related, $1.5 million or 8 percent was auto related, $3.4 million or 17 percent was interest income on mortgage and home equity loans, $1.7 million or 9 percent was non-interest home equity related and $0.1 million or 1 percent was from other sources, principally credit card and small business loan partnerships.

Operations expenses - the fixed and variable costs of processing loan transactions - totaled $10.6 million or 54 percent of revenue in the fourth quarter compared to $9.3 million or 82 percent of revenue in the same period last year.

Of total operations expenses, $5.8 million was non-interest mortgage related expense, $1.8 million was auto-related expense, $2.0 million was interest expense on mortgage and home equity loans, $1.0 million was non-interest home equity related.

Direct operating margin is defined as revenue minus variable and fixed operations expense. Mortgage direct margin excluding interest totaled $7.0 million or 55 percent of mortgage revenue excluding interest. This represents an improvement to the 52 percent direct margin reported in the prior quarter. Home equity direct margin totaled $0.7 million or 44 percent of home equity revenue excluding interest. This represents an improvement to the 42 percent direct margin reported in the prior quarter. Auto direct margin was a loss of $0.3 million.

Cash marketing expenses totaled $4.4 million or 22 percent of revenue in the fourth quarter compared to $5.5 million or 48 percent of revenue for the same period last year.

Technology expenses were $1.4 million or 7 percent of revenue in the fourth quarter compared to $1.7 million or 15 percent of revenue for the same period last year.

General and administrative expenses were $1.6 million or 8 percent of revenue in the fourth quarter compared to $1.6 million or 14 percent of revenue for the same period last year.

Total assets at the end of the quarter were $210.6 million, which includes cash and cash equivalents of $32.5 million of which $4.5 million is restricted, and loans held for sale of $162.2 million.

Total liabilities at the end of the quarter were $170.8 million and included $158.1 million in borrowings related to mortgage, home equity and auto loans held for sale. Total stockholders' equity at the end of the quarter was $39.8 million.


Financial Guidance
------------------

The following statements are based on E-LOAN's current expectations as of January 24, 2002. These statements are forward-looking statements and actual results may differ materially. The company assumes no duty to update any forward-looking statements in this press release. A discussion concerning forward-looking statements and potential risks and uncertainties that may affect these statements is included at the end of this press release and in the Annual Report on Form 10-K filed with the Securities and Exchange Commission.

2002 Guidance
-------------

We are maintaining our prior guidance and the following information is provided as supporting data.

The key assumptions supporting our October 10, 2001 guidance were that both the interest rate environment would remain favorable for mortgage refinance and that the high level of auto manufacturer cut rate financing would continue through Q1 2002. An update on these assumptions follows:

According to the January Mortgage Bankers Association forecast, Q1'02 refinance originations are expected to decline 55 percent versus record Q4'01 volume and return to Q3'01 levels. The reference period for our guidance was the end of Q3'01, and therefore the Q1'02 refinance interest rate environment is expected to be somewhat unfavorable versus prior expectations. Mortgage refinance applications have passed their peak; however we continue to participate in an active refinance environment.

At the same time, home equity and auto financing conditions are improving, and the purchase mortgage market remains strong. Home equity demand is up as fewer people are turning their equity into cash using cash-out refinance. Auto finance conditions are improving as the new car manufacturers are moving away from subsidized interest rates as their primary marketing incentive.

Overall, the changes to our two key assumptions seem to be roughly offsetting and allow us to reiterate our previous 2002 financial guidance.

Based on the assumptions discussed earlier, we expect total revenue to grow to between $85 and $90 million - representing a 25 percent to 32 percent improvement over 2001. We expect GAAP earnings to grow to between $8 and $11 million in 2002, as compared to a pro forma net loss of $3.5 million and GAAP net loss of $39.5 million in 2001.

The quarterly  distribution of revenues in the year 2002 will be  approximately:
23 percent in Q1; 24 percent in Q2; 26 percent in Q3; and 27 percent in Q4.

Our expected revenue mix for the year 2002 will be approximately: 49 percent non-interest mortgage; 19 percent auto; 16 percent interest income; 15 percent non-interest home equity; and the remaining 1 percent related to credit card and other revenue.

The expected quarterly distribution of earnings in the year 2002 will be approximately: $1.5 million in Q1; between $2 and $3 million in both Q2 and Q3; and between $2.5 and $3.5 million in Q4.

We expect our marketing spend to be approximately 25 percent of total revenue in 2002. Technology and General and Administrative expenses are expected to remain relatively constant at Q4 2001 levels.

The basic and diluted weighted average shares outstanding should grow throughout 2002 to approximately 55 million and 66 million shares, respectively.

Conference Call
---------------

E-LOAN will make its fourth quarter conference call available to the general public. The call, hosted by Chris Larsen, Chairman and CEO of E-LOAN, can be accessed by dialing (712) 271-3820 at 1:25 p.m. (PST) today, Thursday, January
24. You will need to reference the pass code "E-LOAN." A live webcast of the conference call will also be available via the investor relations section of the company's website at www.eloan.com. The replay will be available beginning today until Thursday, January 31. You may access the replay by dialing (402) 220-0335.

This news release contains forward-looking statements based on current expectations that involve risks and uncertainties. E-LOAN's actual results may differ from the results described in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, general conditions in the mortgage and auto industries, interest rate fluctuations, and the impact of competitive products. These and other risk factors are detailed in E-LOAN's periodic filings with the Securities and Exchange Commission.

About E-LOAN, Inc.
------------------

E-LOAN, Inc., a leading online lending company, offers consumer loans and debt management services online at www.eloan.com. E-LOAN has reinvented the consumer loan process by offering a broad choice of products from many lenders for mortgages, home equity loans, auto loans, education loans, credit cards and small business loans in a secure online environment, combined with comprehensive personal service from dedicated loan consultants. Through the fourth quarter of 2001, E-LOAN originated over $7.3 billion in consumer loans. The company's loan processing centers are located in Dublin, CA and Jacksonville, FL. E-LOAN, Inc. is publicly traded on the Nasdaq National Market under the symbol EELN.

                (Statement of Income and Balance Sheet to follow)
                                      # # #


                                  E-LOAN, Inc.
                             Statement of Operations
                    (in thousands, except per share amounts)



                                                                          Three Months Ended                 Twelve Months Ended
                                                                   December 31,      December 31,        December 31,   December 31,
                                                                       2001             2000                2001            2000
                                                               ----------------- -------------------   ---------------- ------------

Revenues                                                             $ 19,515         $ 11,317        $ 67,950           $ 35,879

Operating Expenses
     Operations                                                        10,583            9,299          42,946             31,747
     Sales & marketing                                                  4,360            5,481          16,785             28,506
     Technology                                                         1,402            1,728           6,325              6,207
     General & administration                                           1,641            1,550           5,784              6,840
     Non-cash marketing costs                                               -            2,985           5,970              6,490
     Amortization of unearned compensation                              2,841            1,283           5,164              9,392
     Amortization of acquired intangibles and goodwill                      -            9,933          28,144             39,733
                                                              ------------------ ---------------- ---------------   ----------------

          Total operating expenses                                     20,827           32,259         111,118            128,915
                                                              ------------------ ---------------- ---------------   ----------------

Loss from operations                                                   (1,312)         (20,942)        (43,168)           (93,036)

Other income, net                                                       3,228              201           3,638              1,276
                                                              ------------------ ---------------- ---------------   ----------------

Net income (loss)                                                     $ 1,916        $ (20,741)      $ (39,530)         $ (91,760)
                                                              ================== ================ ===============   ================

Reconciliation of Net income (loss) to
      Pro forma net income (loss)

Net income (loss)                                                     $ 1,916        $ (20,741)      $ (39,530)         $ (91,760)
     Non-cash marketing costs                                               -            2,985           5,970              6,490
     Amortization of unearned compensation                              2,841            1,283           5,164              9,392
     Amortization of acquired intangibles and goodwill                      -            9,933          28,144             39,733
     Gain on investment in E-Loan Japan                                (3,237)               -          (3,237)                 -
                                                              ------------------ ---------------- ---------------   ----------------

Pro forma net income (loss)                                           $ 1,520         $ (6,540)       $ (3,489)         $ (36,145)
                                                              ================== ================ ===============   ================


GAAP net income (loss) per share:
     Income (loss) per share
        Basic                                                          $ 0.04          $ (0.39)        $ (0.73)           $ (1.91)
                                                              ================== ================ ===============   ================
        Diluted                                                        $ 0.03          $ (0.39)        $ (0.73)           $ (1.91)
                                                              ================== ================ ===============   ================
     Weighted average shares
        Basic                                                          53,951           53,356          53,797             48,072
                                                              ================== ================ ===============   ================
        Diluted                                                        59,709           53,356          53,797             48,072
                                                              ================== ================ ===============   ================

Pro forma net income (loss) per share:  (A)
     Income (loss) per share
        Basic                                                          $ 0.03          $ (0.12)        $ (0.06)           $ (0.75)
                                                              ================== ================ ===============   ================
        Diluted                                                        $ 0.03          $ (0.12)        $ (0.06)           $ (0.75)
                                                              ================== ================ ===============   ================
     Weighted average shares
        Basic                                                          53,951           53,356          53,797             48,072
                                                              ================== ================ ===============   ================
        Diluted                                                        59,709           53,356          53,797             48,072
                                                              ================== ================ ===============   ================


(A) Pro forma net income (loss) per share has been computed by dividing pro forma net income (loss) by the weighted average number of shares outstanding at December 31, 2001 and 2000.

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
                             E-LOAN, Inc.
                            Balance Sheet
                            (in thousands)


                                                                     December 31,      December 31,
                                                                         2000             2001
                                                                    -------------     -------------
                                ASSETS

Current assets:

    Cash and cash equivalents ($4,500 restricted cash)                 $28,459          $32,538
    Loans held-for-sale                                                 22,745          162,246
    Accounts receivable, prepaids and other current assets              10,360            8,435
                                                                    ------------      ---------
      Total current assets                                              61,564          203,219
Fixed assets, net                                                        8,025            6,215
Deposits and other assets                                                2,010            1,192
Goodwill and intangible assets                                          28,144                0
                                                                     -----------       --------
      Total assets                                                     $99,743         $210,626
                                                                     ===========       ========


                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Warehouse and other lines payable                                  $17,678         $158,148
    Accounts payable, accrued expenses and other liabilities            11,928            7,534
    Capital lease obligation                                               396              175
    Notes payable                                                        1,167                0
                                                                      ----------       --------
      Total current liabilities                                         31,169          165,857
Capital lease obligations                                                  213                0
Notes payable                                                              875            5,000
                                                                      ----------       --------
      Total liabilities                                                 32,257          170,857
                                                                      ----------       --------


Stockholders' equity:

Common stock                                                                53               54
Marketing services receivable                                           (5,970)               0
Unearned compensation                                                   (8,625)               0
Additional paid-in-capital                                             259,362          256,578
Accumulated deficit                                                   (177,334)        (216,863)
                                                                      ----------       --------
      Total stockholders' equity                                        67,486           39,769
                                                                      ----------       --------
      Total liabilities and stockholders' equity                       $99,743         $210,626
                                                                      ==========       ========



